HC2 Holdings Reports Fourth Quarter and Full Year 2018 Results
- Fourth Quarter 2018 Consolidated Total Net Revenue Grew 14.5% Year-Over-Year to $524.9 million -
- Full Year 2018 Consolidated Total Net Revenue Grew 21.0% Over 2017 to $2.0 billion -
- Full Year 2018 Net Income Attributable to Common and Participating Preferred Stockholders of $155.6 million -
- Full Year 2018 Core Operating Subsidiaries Adjusted EBITDA of $104.4 million -
- Initiates 2019 Adjusted EBITDA Guidance for Construction Segment -

New York, March 12, 2019 - HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, announced today its consolidated results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Highlights

•	Consolidated total net revenue grew 14.5% year-over-year to $524.9 million.

•
Net loss attributable to common and participating preferred stockholders of $(16.1) million, or $(0.36) per fully diluted share, compared to net loss of $(9.2) million, or $(0.21) per fully diluted share, for the fourth quarter 2017.

•	Total Adjusted EBITDA, excluding Insurance, of $15.1 million, compared to $19.7 million in the prior-year period.

•	Adjusted EBITDA for Core Operating Subsidiaries* of $28.5 million, compared to $32.4 million in the prior-year period.

•	Completed acquisition of GrayWolf Industrial at the end of November 2018.
* “Core Operating Subsidiaries” consists of HC2’s Construction, Marine, Energy and Telecommunications segments.

“We recorded a solid fourth quarter at most of our portfolio’s segments, offset by some near-term challenges specific to our Marine segment,” said Philip Falcone, HC2’s Chairman, Chief Executive Officer and President. “Our Construction segment continues to generate strong recurring cash flow and maintains a robust backlog, bolstered by our recent acquisition of GrayWolf Industrial. Our Insurance subsidiary also produced a solid quarter of positive Pre-tax Adjusted Operating Income, while our Broadcasting segment continued to expand its reach, adding key broadcast markets to its distribution platform. While the strategic alternatives process continues at Global Marine, the segment was affected by delays in the timing of certain projects, which we expect will also impact its performance for the first half of the current year.”

“As we look into 2019 and beyond, our strategy from a near to mid-term perspective is focused on the reduction of debt at the holding company level and, consequently, our interest expense,” continued Mr. Falcone. “Longer term, we are committed to moving forward on our hybrid strategy of generating consistent, strong cash flows over time, primarily at our Construction and Insurance segments. We will also continue to invest prudently to take advantage of significant opportunities for long-term growth and unlocking value that we’ve identified at our Broadcasting and Life Sciences businesses. At Broadcasting, we are seeking to materially build out our distribution platform, positioning the segment for accelerated growth and profitability. While at Life Sciences, we're positioned for a potential monetization event in the mid-term with our MediBeacon investment and continue to explore opportunities for strategic alliances for R2 Dermatology to drive additional value. Overall, 2019 will be another transformative year at HC2, as we set the Company to deliver long-term value for our stockholders.”

Fourth Quarter Financial Highlights

•
Net Revenue: For the fourth quarter of 2018, HC2 grew consolidated total net revenue by 14.5% to $524.9 million, as compared to $458.5 million for the year-ago quarter. The increase was primarily driven by higher revenue from the Telecommunications, Insurance and Construction segments, as well as the inclusion of the new Broadcasting segment.

REVENUE by OPERATING SEGMENT

(in millions)	Three Months Ended December 31,			Years Ended December 31,
	2018	2017	Change	2018	2017	Change
Construction	$185.1	$175.7	$9.4	$716.4	$579.0	$137.4
Marine Services	44.4	46.1	(1.7)	194.3	169.5	24.8
Energy	4.6	4.1	0.5	20.7	16.4	4.3
Telecommunications	213.0	181.7	31.3	793.6	701.9	91.7
Total Core Operating Subsidiaries	$447.1	$407.5	$39.5	$1,725.0	$1,466.8	$258.2
Insurance	56.0	39.5	16.5	217.1	151.6	65.5
Broadcasting	11.7	4.8	6.9	45.4	4.8	40.6
Other	—	6.6	(6.6)	3.7	10.9	(7.2)
Eliminations (1)	10.1	—	10.1	(14.5)	—	(14.5)
Consolidated HC2	$524.9	$458.5	$66.4	$1,976.7	$1,634.1	$342.6
Numbers may not foot due to rounding

(1) The Insurance segment revenues are inclusive of mark-to-market adjustments in the amount of $10.1 million and $14.5 million for the quarter and year ended December 31, 2018 recorded on equity securities in accordance with ASU 2016-01. Such adjustments are related to transactions between entities under common control which are eliminated or are reclassified to Other income (expenses), net in consolidation.

•
Net Income (Loss): For the fourth quarter of 2018, HC2 reported Net (Loss) attributable to common and participating preferred stockholders of $(16.1) million, or $(0.36) per fully diluted share, compared to Net (Loss) of $(9.2) million, or $(0.21) per fully diluted share, for the fourth quarter 2017.

During the fourth quarter 2018, HC2’s insurance subsidiary, Continental General Insurance Company (“Continental”), recognized an additional bargain purchase gain of $6.3 million related to completing the acquisition of Humana Inc.’s long-term care (“LTC”) business, KMG America Corporation (“KMG”), and recognized a $29.2 million gain in the fourth quarter on the recapture of one of its reinsurance treaties.

•
Adjusted EBITDA: Adjusted EBITDA for “Core Operating Subsidiaries” was a combined $28.5 million for the fourth quarter of 2018, compared to $32.4 million for the year-ago quarter, as reduced contributions from Marine Services and Telecommunications were partially offset by improvements at the Construction and Energy segments.

For the fourth quarter of 2018, Total HC2 Adjusted EBITDA, which excludes the Insurance segment, was $15.1 million, compared to $19.7 million for the year-ago quarter, due primarily to larger losses at the Broadcasting segment (which conducted a full quarter of operations in fourth quarter 2018 versus a partial quarter in 2017) and a net decrease from the Company’s Core Operating Subsidiaries, partially offset by decreased losses in the Life Sciences segment and reductions in recurring expenses at the Non-operating Corporate segment.

ADJUSTED EBITDA by OPERATING SEGMENT

(in millions)	Three Months Ended December 31,			Years Ended December 31,
	2018	2017	Change	2018	2017	Change
Construction	$19.4	$15.1	$4.3	$60.9	$51.6	$9.3
Marine Services	6.9	15.3	(8.4)	32.7	44.0	(11.3)
Energy	0.8	0.4	0.4	5.5	2.9	2.6
Telecommunications	1.4	1.6	(0.2)	5.3	6.9	(1.6)
Total Core Operating Subsidiaries	$28.5	$32.4	$(3.9)	$104.4	$105.5	$(1.0)
Life Sciences	(2.7)	(5.2)	2.5	(14.9)	(22.4)	7.5
Broadcasting	(3.2)	(0.8)	(2.4)	(16.9)	(0.8)	(16.1)
Other and Eliminations	—	2.1	(2.1)	(2.2)	(2.3)	0.1
Non-Operating Corporate	(7.5)	(8.7)	1.2	(25.9)	(29.2)	3.3
Consolidated HC2	$15.1	$19.7	$(4.6)	$44.5	$50.8	$(6.2)
Numbers may not foot due to rounding
Full Year 2018 Financial Highlights

•
Net Revenue: For the full year ended December 31, 2018, HC2 grew consolidated total net revenue by 21.0% to $2.0 billion, compared to $1.6 billion in 2017. The increase was primarily driven by higher revenue from the Construction, Telecommunications and Insurance segments, as well as from the inclusion of the new Broadcasting segment.

•
Net Income (Loss): For the full year ended December 31, 2018, HC2 reported Net Income attributable to common and participating preferred stockholders of $155.6 million, or $2.90 per fully diluted share, compared to Net (Loss) of $(49.7) million, or $(1.16) per fully diluted share, for 2017.

A number of non-recurring transactions took place during 2018, which contributed to the significant increase in net income compared to the prior year. The Company recorded a $102.1 million gain from the sale of BeneVir Biopharm (“BeneVir”) to Janssen Biotech, Inc. In addition, Continental recognized a bargain purchase gain of $115.4 million related to the acquisition of Humana Inc.’s LTC business, KMG, and recognized a $47.0 million gain on the recapture of two of its reinsurance treaties. Further, the Company sold its investment in Inseego Corp., recording a net gain of $34.4 million during 2018.

•
Adjusted EBITDA: Adjusted EBITDA for “Core Operating Subsidiaries” was a combined $104.4 million for the full year ended December 31, 2018, compared to $105.5 million for 2017, as improvements in the Construction and Energy segments were offset by decreases in contributions from Marine Services and Telecommunications.

For the full year ended December 31, 2018, Total HC2 Adjusted EBITDA, which excludes the Insurance segment, was $44.5 million, compared to $50.8 million for 2017, due primarily to larger losses at the Broadcasting segment (which conducted a full year of operations in 2018 versus only one month of operations in 2017) and a net decrease from the Company’s Core Operating Subsidiaries, partially offset by decreased losses in the Life Sciences segment and reductions in recurring expenses at the Non-operating Corporate segment.

•
Balance Sheet: As of December 31, 2018, HC2 had consolidated cash, cash equivalents and investments of $4.1 billion, which includes cash and investments associated with HC2’s Insurance segment. Excluding the Insurance segment, consolidated cash was $41.7 million, of which $6.5 million was at the HC2 corporate level.

Fourth Quarter and Full Year 2018 Segment Highlights

•
Construction - For the fourth quarter of 2018, DBM Global Inc. (“DBM”) reported Net Income of $7.6 million, compared to $9.2 million for the year-ago quarter. For the full year ended December 31, 2018, Net Income was $27.7 million, compared to $23.6 million for the 2017 comparable period.

Adjusted EBITDA was $19.4 million for the fourth quarter of 2018, compared to $15.1 million for the year-ago quarter, driven by positive execution of projects in the Western U.S. For the full year ended December 31, 2018, DBM’s Adjusted EBITDA was $60.9 million, compared to $51.6 million in 2017, primarily driven by the ramp-up on certain large scale commercial projects in the Western U.S., including the new Los Angeles Rams / Chargers stadium, Loma Linda Hospital and Google Bayview projects.

Backlog at the end of the fourth quarter was $528.5 million ($463.5 million at DBM, $65.0 million at GrayWolf), as compared to $723.4 million for the year ago quarter. Taking into consideration awarded, but not yet signed contracts at DBM, including the recently acquired GrayWolf Industrial, backlog would have been approximately $707 million.

•
Marine Services - For the fourth quarter of 2018, Global Marine Systems (“Global Marine”) reported a Net (Loss) of $(3.8) million, compared to Net Income of $6.2 million for the year-ago quarter. For the full year ended December 31, 2018, Net Income was $0.3 million, compared to $15.2 million for the 2017 comparable period.

Adjusted EBITDA was $6.9 million for the fourth quarter 2018, compared to $15.3 million for the year-ago quarter, due primarily to the shift in timing for certain Global Marine projects, including a resulting increase in un-utilized costs for marine assets, and rejected customer claims and receivables write-offs on certain cable installation projects during the fourth quarter of 2018 and lower income at HMN associated with the shift in timing of new turnkey projects into 2019. For the full year ended December 31, 2018, Global Marine’s Adjusted EBITDA was $32.7 million, compared to $44.0 million in 2017, due primarily to an increase in un-utilized costs associated with recently acquired marine assets, higher than expected costs on a certain offshore power construction project, and lower income at HMN attributable to shifts in project timing, partially offset by improved profit margins on cable installation projects in the telecom and offshore power markets.

As of December 31, 2018, backlog for Global Marine stood at approximately $483.4 million, a significant increase from $357.7 million as of the end of the third quarter 2018.

Per HMN’s long-term annual dividend policy, during the fourth quarter 2018, Global Marine received special dividends of approximately $4.9 million and will receive approximately $4.9 million in additional special dividends in the second quarter 2019. HMN has agreed to annually distribute a minimum of 30% of cumulative distributable net profits as dividends.

•
Energy - For the fourth quarter of 2018, American Natural Gas (“ANG”) reported a Net (Loss) of $(0.3) million, as compared to Net Income of $1.5 million for the year-ago quarter. For the full year ended December 31, 2018, Net Loss was $(0.9) million, as compared to $(0.5) million for the 2017 comparable period.

Adjusted EBITDA was $0.8 million for the fourth quarter of 2018, compared to $0.4 million for the year-ago quarter, primarily driven by additional income recognized tax credits related to the use of renewable natural gas, as well as from overall growth in compressed natural gas (“CNG”) sales across the network. For the full year ended December 31, 2018, ANG’s Adjusted EBITDA was $5.5 million, compared to $2.9 million in 2017, primarily driven by the receipt of a $2.6 million alternative fuel energy tax credit in the second quarter 2018, which was retroactively approved by Congress and applicable to 2017 CNG sales.

•
Telecommunications - For the fourth quarter of 2018, PTGi-ICS reported Net Income of $1.2 million, compared to $1.3 million for the year-ago quarter. For the full year ended December 31, 2018, Net Income was $4.6 million, compared to $6.2 million for the 2017 comparable period.

Adjusted EBITDA was $1.4 million for the fourth quarter of 2018, compared to $1.6 million for the year-ago quarter. For the full year ended December 31, 2018, PTGi-ICS’s Adjusted EBITDA was $5.3 million, compared to $6.9 million in 2017, due primarily to fluctuations in the mix of wholesale customer voice traffic and termination rates.

•
Insurance - During the third quarter of 2018, Continental completed the acquisition of Humana Inc.’s LTC insurance business, KMG. The transaction was immediately accretive to the company's risk-based and statutory capital. As of December 31, 2018, Continental had cash and invested assets of $4.0 billion, up from $1.5 billion prior to the transaction, $5.1 billion in total GAAP assets, and had approximately $289 million of total adjusted insurance capital base.

INSURANCE SEGMENT ADJUSTED OPERATING INCOME ("AOI")

(in millions)	Three Months Ended December 31,			Years Ended December 31,
	2018	2017	Change	2018	2017	Change
Insurance AOI	$8.7	$2.6	$6.1	$—	$8.0	$(8.0)
Pre-tax Insurance AOI	$9.3	$3.6	$5.7	$0.6	$24.2	$(23.6)

The Insurance segment revenues are inclusive of mark-to-market adjustments recorded on equity securities in accordance with ASU 2016-01. Certain of these adjustments related to consolidated subsidiaries are eliminated and others are reclassified to Other income (expenses), net in consolidation.

For the fourth quarter of 2018, Continental reported Net Income of $22.4 million, compared to $3.4 million for the year-ago quarter. For the full year ended December 31, 2018, Net Income was $165.2 million, compared to $7.1 million for the 2017 comparable period.

Pre-tax Insurance AOI was $9.3 million for the fourth quarter of 2018, compared to $3.6 million for the year-ago quarter. The increase was driven by higher premiums and net investment income from the addition of Humana's long-term care business, as well as from higher net investment income for the CGI block from additional reinvestment into higher yield assets. These were partially offset by an increase in reserves related to the Humana block and additional claims incidences from the CGI block. For the full year ended December 31, 2018, Continental's Pre-tax Insurance AOI was Income of $0.6 million, compared to $24.2 million for 2017. The full year 2018 Pre-tax Insurance AOI was driven by the addition of Humana’s long-term care business, which saw an increase in reserves shortly after closing the transaction, driven by a higher proportion of new claims, as well as additional claim incidences from the CGI block. These were partially offset by increases in net investment income, both due to the additional assets acquired in the Humana block, as well as additional reinvestment into higher yielding assets.

•
Pansend Life Sciences - As announced on October 22, 2018, the U.S. Food and Drug Administration (FDA) granted Breakthrough Device designation to Medibeacon, Inc. for the company’s Transdermal GFR Measurement System (TFGR). The device is intended to measure Glomerular Filtration Rate (GFR) in patients with impaired or normal renal function.(1) The ability to measure GFR is of high clinical interest, especially in patients with or at risk of kidney disease. Under the Breakthrough Devices program, a provision of the 21st Century Cures Act, the FDA works with companies to expedite regulatory review in order to give patients more timely access to diagnostic and therapeutic technologies. According to the FDA, a Breakthrough Device like the TGFR is a product that has the potential to be more effective at diagnosing a life-threatening or irreversibly debilitating disease or condition compared to the current standard of care.(2)

•
Broadcasting - For the fourth quarter of 2018, Broadcasting reported a Net (Loss) of $(5.3) million and an Adjusted EBITDA loss of $(3.2) million, a $0.8 million increase in Adjusted EBITDA loss compared to the prior quarter. For the full year ended December 31, 2018, the Broadcasting segment reported a Net (Loss) of $(34.5) million and an Adjusted EBITDA loss of $(16.9) million. There were de minimis results for the Broadcasting segment in 2017 as the segment’s first Over the Air (“OTA”) broadcasting assets were acquired in the fourth quarter of 2017.

During the fourth quarter 2018, Broadcasting completed strategic acquisitions that further extended its reach into key broadcast markets. As of March 6, 2019, including completed and pending transactions, HC2’s Broadcasting subsidiary has 176 operational stations, including 15 full-power stations, 58 Class A stations and 103 LPTV stations. In addition, Broadcasting has an additional 385 silent licenses and construction permits. The total Broadcasting footprint currently covers approximately 60 percent of the U.S. population, in over 130 U.S. markets, including 9 of the top 10 markets across the United States.

Global Marine Strategic Alternatives Update

HC2 continues to explore strategic alternatives for its Global Marine subsidiary, including a potential sale. As previously mentioned, HC2 intends to use the net proceeds from a potential sale to reduce its overall debt. There can be no assurance that the exploration of any strategic alternative, including a potential sale, will result in a consummated transaction or other alternative. Neither HC2 nor Global Marine has set a timetable for completion of the process, and neither intends to comment further regarding the process unless a specific transaction or other alternative is approved by their respective Boards of Directors, the process is concluded or it is otherwise determined that further disclosure is appropriate or required by law.

Initiates 2019 Guidance for Construction Segment
In order to provide additional visibility into the Company’s largest Adjusted EBITDA segment contributor, Construction, the Company initiated a guidance range reflecting its current expectations for full year 2019 Adjusted EBITDA. While the complex nature of certain large-scale DBM Global projects could cause quarterly variability in their financial results, the Company expects the following for the full year 2019:

•	Construction: $75 million and $80 million of Adjusted EBITDA

Due to the ongoing strategic alternative process for its Global Marine subsidiary, the Company has elected not to provide 2019 Adjusted EBITDA guidance for its Marine Services segment.

The Company has provided 2019 guidance with regard to the non-GAAP measures of Adjusted EBITDA. These measures exclude from the corresponding GAAP financial measures the effect of special items as described below under “Non-GAAP Financial Measures.” The Company has not provided a reconciliation of such non-GAAP guidance to the most directly comparable GAAP measure because it cannot predict and quantify with a reasonable degree of confidence all of the special items that may occur during 2019.

HC2 does not guarantee future results of any kind. The Company’s guidance is based on numerous assumptions about future events and conditions and, therefore, could vary materially from actual results, and is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).

Conference Call
HC2 Holdings, Inc. will host a live conference call to discuss its fourth quarter and full year 2018 financial results and operations today, Tuesday, March 12, 2019, at 5:00 p.m. ET. The Company will post an earnings supplemental presentation in the Investor Relations section of the HC2 Website at ir.hc2.com, to accompany the conference call.
Dial-in instructions for the conference call and the replay are as follows:
Live Call
Domestic Dial-In (Toll Free): 1-866-395-3893
International Dial-In: 1-678-509-7540
Participant Entry Number: 3480439
Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HC2 Website at ir.hc2.com.
Conference Replay*
Domestic Dial-In (Toll Free): 1-855-859-2056
International Dial-In: 1-404-537-3406
Conference Number: 3480439
*Available approximately two hours after the end of the conference call through April 10, 2019.
About HC2
HC2 Holdings, Inc. is a publicly traded (NYSE:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across eight reportable segments, including Construction, Marine Services, Energy, Telecommunications, Life Sciences, Broadcasting, Insurance and Other. HC2's largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.
Contact
Investor Relations
Garrett Edson
ICR
Phone: (212) 235-2691
E-mail: ir@hc2.com

Non-GAAP Financial Measures
In this release, HC2 refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA (excluding the Insurance segment) and Adjusted Operating Income (“Insurance AOI”) and Pre-tax Adjusted Operating Income (“Pre-tax Insurance AOI”) for our Insurance segment.
Adjusted EBITDA
Management believes that Adjusted EBITDA measures provide investors with meaningful information for gaining an understanding of the Company’s results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, because interest, taxes, depreciation, amortization and the other items for which adjustments are made as noted in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. In addition, management uses Adjusted EBITDA measures in evaluating certain of the Company’s segments' performance because they eliminate the effects of considerable amounts of non-cash depreciation and amortization and items not within the control of the Company’s operations managers. While management believes that these non-GAAP measurements are useful as supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read together with HC2’s results reported under GAAP.
Management defines Adjusted EBITDA as net income (loss), excluding the Insurance segment, as adjusted for depreciation and amortization; amortization of equity method fair value adjustments at acquisition; (gain) loss on sale or disposal of assets; lease termination costs; asset impairment expense; interest expense; net gain (loss) on contingent consideration; loss on early extinguishment or restructuring of debt; gain (loss) on sale and deconsolidation of subsidiary; other (income) expense, net; foreign currency transaction (gain) loss included in cost of revenue; income tax (benefit) expense; (gain) loss from discontinued operations; noncontrolling interest; bonus to be settled in equity; share-based payment expense; non-recurring items; and acquisition and disposition costs. A reconciliation of Adjusted EBITDA to Net Income (Loss) is included in the financial tables at the end of this release.
Management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.
As a result of the exclusions, Adjusted EBITDA should not be considered in isolation and do not purport to be alternatives to net income (loss) or other GAAP financial measures or a measure of our operating performance.

Adjusted Operating Income - Insurance
Adjusted Operating Income (“Insurance AOI”) and Pre-tax Adjusted Operating Income (“Pre-tax Insurance AOI”) for the Insurance segment are non-U.S. GAAP financial measures frequently used throughout the insurance industry and are economic measures the Insurance segment uses to evaluate its financial performance. Management believes that Insurance AOI and Pre-tax Insurance AOI measures provide investors with meaningful information for gaining an understanding of certain results and provide insight into an organization’s operating trends and facilitates comparisons between peer companies. However, Insurance AOI and Pre-tax Insurance AOI have certain limitations, and we may not calculate it the same as other companies in our industry. It should, therefore, be read together with the Company's results calculated in accordance with U.S. GAAP.
Management recognizes that using Insurance AOI and Pre-tax Insurance AOI as performance measures have inherent limitations as an analytical tool as compared to income (loss) from operations or other U.S. GAAP financial measures, as these non-U.S. GAAP measures excludes certain items, including items that are recurring in nature, which may be meaningful to investors. As a result of the exclusions, Insurance AOI and Pre-tax Insurance AOI should not be considered in isolation and do not purport to be an alternative to income (loss) from operations or other U.S. GAAP financial measures as a measure of our operating performance.
Management defines Insurance AOI as Net income (loss) for the Insurance segment adjusted to exclude the impact of net investment gains (losses), including other-than-temporary impairment (“OTTI”) losses recognized in operations; asset impairment; intercompany elimination; bargain purchase gains; reinsurance gains; and acquisition costs. Management defines Pre-tax Insurance AOI as Insurance AOI adjusted to exclude the impact of income tax (benefit) expense recognized during the current period. Management believes that Insurance AOI and Pre-tax Insurance AOI provide meaningful financial metrics that help investors understand certain results and profitability. While these adjustments are an integral part of the overall performance of the Insurance segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “guidance,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include, without limitation, our 2019 guidance for the Construction segment and statements regarding our expectations regarding building shareholder value and future cash flow and invested assets.  Such statements are based on the beliefs and assumptions of HC2's management and the management of HC2's subsidiaries and portfolio companies. HC2 believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (“SEC”), including in our reports on Forms 10-K, 10-Q, and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions; the ability of HC2's subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition or disposition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries and portfolio companies of HC2. Although HC2 believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.
You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. HC2 has no obligation to update any of the guidance provided to conform to actual results or changes in HC2's expectations. All statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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(1) Data on file. Medibeacon, Inc., St. Louis, MO.
(2) U.S. Food and Drug Administration.
https://www.fda.gov/downloads/MedicalDevices/DeviceRegulationandGuidance/GuidanceDocuments/UCM581664.pdf

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

	Three Months Ended December 31,
	2018	2017
Revenue	$458.8	$419.0
Life, accident and health earned premiums, net	29.1	19.9
Net investment income	47.8	17.5
Net realized and unrealized gains (losses) on investments	(10.8)	2.1
Net revenue	524.9	458.5
Operating expenses
Cost of revenue	406.0	365.3
Policy benefits, changes in reserves, and commissions	63.2	29.4
Selling, general and administrative	58.4	56.1
Depreciation and amortization	6.7	8.7
Other operating (income) expenses	2.8	0.5
Total operating expenses	537.1	460.0
Loss from operations	(12.2)	(1.5)
Interest expense	(21.7)	(15.7)
Gain (loss) on contingent consideration	(0.8)	5.4
Income from equity investees	1.7	5.1
Gain on bargain purchase	6.3	—
Other income (expenses), net	14.7	(4.5)
Income (loss) from continuing operations before income taxes	(12.0)	(11.2)
Income tax (expense) benefit	(0.5)	5.4
Net income (loss)	(12.5)	(5.8)
Less: Net (income) loss attributable to noncontrolling interest and redeemable noncontrolling interests	0.7	(2.7)
Net income (loss) attributable to HC2 Holdings, Inc.	(11.8)	(8.5)
Less: Preferred stock and deemed dividends	4.3	0.7
Net income (loss) attributable to common stock and participating preferred stockholders	$(16.1)	$(9.2)

Income (loss) per common share:
Basic and Diluted	$(0.36)	$(0.21)

Weighted average common shares outstanding:
Basic and Diluted	44.5	43.6

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

	Years Ended December 31,
	2018	2017	2016
Revenue	$1,774.1	$1,482.5	$1,415.7
Life, accident and health earned premiums, net	94.4	80.5	79.4
Net investment income	116.6	66.1	58.0
Net realized and unrealized gains (losses) on investments	(8.4)	5.0	5.0
Net revenue	1,976.7	1,634.1	1,558.1
Operating expenses
Cost of revenue	1,585.2	1,313.1	1,254.0
Policy benefits, changes in reserves, and commissions	197.3	108.7	123.2
Selling, general and administrative	218.4	182.8	152.9
Depreciation and amortization	31.7	31.3	24.5
Other operating (income) expenses	(0.1)	(0.7)	5.0
Total operating expenses	2,032.5	1,635.2	1,559.6
Loss from operations	(55.8)	(1.1)	(1.5)
Interest expense	(75.7)	(55.1)	(43.4)
Gain on sale and deconsolidation of subsidiary	105.1	—	—
Gain (loss) on contingent consideration	(0.8)	11.4	(8.9)
Income from equity investees	15.4	17.8	10.8
Gain on bargain purchase	115.4	—	—
Other income (expenses), net	78.7	(12.8)	(2.8)
Income (loss) from continuing operations before income taxes	182.3	(39.8)	(45.8)
Income tax expense	(2.4)	(10.7)	(51.6)
Net income (loss)	179.9	(50.5)	(97.4)
Less: Net (income) loss attributable to noncontrolling interest and redeemable noncontrolling interests	(17.9)	3.6	2.9
Net income (loss) attributable to HC2 Holdings, Inc.	162.0	(46.9)	(94.5)
Less: Preferred stock and deemed dividends	6.4	2.8	10.9
Net income (loss) attributable to common stock and participating preferred stockholders	$155.6	$(49.7)	$(105.4)

Income (loss) per common share:
Basic	$3.14	$(1.16)	$(2.83)
Diluted	$2.90	$(1.16)	$(2.83)

Weighted average common shares outstanding:
Basic	44.3	42.8	37.3
Diluted	46.8	42.8	37.3

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

	December 31,
	2018	2017
Assets
Investments:
Fixed maturity securities, available-for-sale at fair value	$3,391.6	$1,340.6
Equity securities	200.5	47.5
Mortgage loans	137.6	52.1
Policy loans	19.8	17.9
Other invested assets	72.5	85.4
Total investments	3,822.0	1,543.5
Cash and cash equivalents	325.0	97.9
Accounts receivable, net	379.2	322.4
Recoverable from reinsurers	1,000.2	526.3
Deferred tax asset	2.1	1.7
Property, plant, and equipment, net	376.3	374.7
Goodwill	171.7	131.7
Intangibles, net	219.2	117.1
Other assets	208.1	102.4
Total assets	$6,503.8	$3,217.7

Liabilities, temporary equity and stockholders’ equity
Life, accident and health reserves	$4,562.1	$1,694.0
Annuity reserves	245.2	243.2
Value of business acquired	244.6	43.0
Accounts payable and other current liabilities	344.9	347.5
Deferred tax liability	30.3	10.7
Debt obligations	743.9	593.2
Other liabilities	110.8	70.1
Total liabilities	6,281.8	3,001.7
Commitments and contingencies
Temporary equity
Preferred stock	20.3	26.3
Redeemable noncontrolling interest	8.0	1.6
Total temporary equity	28.3	27.9
Stockholders’ equity
Common stock, $.001 par value	—	—
Shares authorized: 80,000,000 at December 31, 2018 and December 31, 2017;
Shares issued: 45,391,397 and 44,570,004 at December 31, 2018 and December 31, 2017, respectively
Shares outstanding: 44,907,818 and 44,190,826 at December 31, 2018 and December 31, 2017, respectively
Additional paid-in capital	260.5	254.7
Treasury stock, at cost: 483,579 and 379,178 at December 31, 2018 and December 31, 2017, respectively	(2.6)	(2.1)
Accumulated deficit	(57.2)	(221.2)
Accumulated other comprehensive income (loss)	(112.6)	41.7
Total HC2 Holdings, Inc. stockholders’ equity	88.1	73.1
Noncontrolling interest	105.6	115.0
Total stockholders’ equity	193.7	188.1
Total liabilities, temporary equity and stockholders’ equity	$6,503.8	$3,217.7

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in millions)

	Three Months Ended December 31, 2018
	Core Operating Subsidiaries				Early Stage and Other			Non-operating Corporate	HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other and Eliminations
Net loss attributable to HC2 Holdings, Inc.									$(11.8)
Less: Net Income attributable to HC2 Holdings Insurance Segment									22.4
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment									0.1
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$7.6	$(3.8)	$(0.3)	$1.2	$(2.4)	$(5.3)	$(6.6)	$(24.7)	(34.3)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	2.4	7.1	1.4	—	0.1	1.1	—	—	12.1
Depreciation and amortization (included in cost of revenue)	1.9	—	—	—	—	—	—	—	1.9
Amortization of equity method fair value adjustment at acquisition	—	(0.4)	—	—	—	—	—	—	(0.4)
Asset impairment expense	—	—	0.4	—	—	0.2	—	—	0.6
(Gain) loss on sale or disposal of assets	0.1	2.1	—	—	—	—	—	—	2.2
Interest expense	1.1	1.1	0.4	—	—	1.8	—	17.3	21.7
Loss on early extinguishment or restructuring of debt	—	—	—	—	—	0.1	—	2.5	2.6
Net loss (gain) on contingent consideration	—	0.8	—	—	—	—	—	—	0.8
Other (income) expense, net	(0.7)	(0.5)	0.1	0.1	(0.1)	1.1	7.9	(5.7)	2.2
Gain on sale and deconsolidation of subsidiary	—	—	—	—	—	—	—	—	—
Foreign currency (gain) loss (included in cost of revenue)	—	0.5	—	—	—	—	—	—	0.5
Income tax (benefit) expense	2.9	—	(1.1)	—	—	(1.0)	(1.3)	0.4	(0.1)
Noncontrolling interest	0.6	(1.7)	(0.1)	—	(0.4)	0.9	—	—	(0.7)
Bonus to be settled in equity	—	—	—	—	—	—	—	1.5	1.5
Share-based payment expense	—	0.5	—	—	0.1	(0.7)	—	1.0	0.9
Non-recurring Items	—	—	—	—	—	—	—	—	—
Acquisition and disposition costs	3.5	1.2	—	0.1	—	(1.4)	—	0.2	3.6
Adjusted EBITDA	$19.4	$6.9	$0.8	$1.4	$(2.7)	$(3.2)	$—	$(7.5)	$15.1

Total Core Operating Subsidiaries	$28.5

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in millions)

	Three Months Ended December 31, 2017
	Core Operating Subsidiaries				Early Stage and Other				Total HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other and Eliminations	Non-operating Corporate
Net loss attributable to HC2 Holdings, Inc.									$(8.5)
Less: Net Income attributable to HC2 Holdings Insurance Segment									3.4
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment									—
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$9.2	$6.2	$1.5	$1.3	$(3.8)	$(4.9)	$(3.3)	$(18.0)	(11.9)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	1.4	6.3	1.2	0.1	0.1	0.3	0.3	—	9.7
Depreciation and amortization (included in cost of revenue)	1.4	—	—	—	—	—	—	—	1.4
Amortization of equity method fair value adjustment at acquisition	—	(0.4)	—	—	—	—	—	—	(0.4)
(Gain) loss on sale or disposal of assets	0.2	—	0.2	0.2	—	—	—	—	0.6
Lease termination costs	—	—	—	—	—	—	—	—	—
Interest expense	0.4	1.0	0.6	—	—	2.0	—	11.7	15.7
Gain on contingent consideration	—	—	—	—	—	—	—	(5.4)	(5.4)
Other (income) expense, net	0.1	0.2	(0.2)	0.1	—	—	3.7	0.4	4.4
Foreign currency gain (included in cost of revenue)	—	0.1	—	—	—	—	—	—	0.1
Income tax (benefit) expense	0.9	—	(4.3)	—	(0.8)	(1.8)	0.7	(1.1)	(6.4)
Noncontrolling interest	0.8	(0.1)	1.3	—	(0.7)	0.8	0.7	—	2.7
Bonus to be settled in equity	—	—	—	—	—	—	—	2.8	2.8
Share-based payment expense	—	0.4	—	—	0.1	0.2	—	0.5	1.2
Non-recurring items	—	—	—	—	—	—	—	—	—
Acquisition and disposition costs	0.8	1.5	—	—	—	2.6	—	0.3	5.3
Adjusted EBITDA	$15.1	$15.3	$0.4	$1.6	$(5.2)	$(0.8)	$2.1	$(8.7)	$19.7

Total Core Operating Subsidiaries	$32.4
Numbers may not foot due to rounding

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in millions)

	Year Ended December 31, 2018
	Core Operating Subsidiaries				Early Stage and Other			Non-operating Corporate	HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other and Eliminations
Net income attributable to HC2 Holdings, Inc.									$162.0
Less: Net Income attributable to HC2 Holdings Insurance Segment									165.2
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment									19.2
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$27.7	$0.3	$(0.9)	$4.6	$65.2	$(34.5)	$(2.9)	$(81.9)	(22.4)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	7.4	27.2	5.5	0.3	0.2	3.3	0.1	0.1	44.1
Depreciation and amortization (included in cost of revenue)	7.0	—	—	—	—	—	—	—	7.0
Amortization of equity method fair value adjustment at acquisition	—	(1.5)	—	—	—	—	—	—	(1.5)
Asset impairment expense	—	—	0.7	—	—	0.3	—	—	1.0
(Gain) loss on sale or disposal of assets	(0.2)	(0.7)	(0.2)	—	—	—	—	—	(1.1)
Interest expense	2.6	4.8	1.6	—	—	9.5	—	57.1	75.6
Loss on early extinguishment or restructuring of debt	—	—	—	—	—	2.6	—	2.5	5.1
Net loss (gain) on contingent consideration	—	0.8	—	—	—	—	—	—	0.8
Other (income) expense, net	(2.6)	(1.8)	0.3	0.1	—	1.5	4.6	(4.8)	(2.7)
Gain on sale and deconsolidation of subsidiary	—	—	—	—	(102.1)	—	(1.6)	—	(103.7)
Foreign currency (gain) loss (included in cost of revenue)	—	0.1	—	—	—	—	—	—	0.1
Income tax (benefit) expense	11.9	0.2	(1.1)	—	—	(1.0)	(1.6)	(6.6)	1.8
Noncontrolling interest	2.2	—	(0.4)	—	19.1	(1.9)	(1.1)	—	17.9
Bonus to be settled in equity	—	—	—	—	—	—	—	2.0	2.0
Share-based payment expense	—	1.9	—	—	0.2	1.6	0.3	5.0	9.0
Non-recurring Items	—	—	—	—	—	—	—	—	—
Acquisition and disposition costs	4.9	1.4	—	0.3	2.5	1.7	—	0.7	11.5
Adjusted EBITDA	$60.9	$32.7	$5.5	$5.3	$(14.9)	$(16.9)	$(2.2)	$(25.9)	$44.5

Total Core Operating Subsidiaries	$104.4

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in millions)

	Year Ended December 31, 2017
	Core Operating Subsidiaries				Early Stage and Other			Non-operating Corporate	HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other and Eliminations
Net (loss) attributable to HC2 Holdings, Inc.									$(46.9)
Less: Net Income attributable to HC2 Holdings Insurance Segment									7.1
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment									—
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$23.6	$15.2	$(0.5)	$6.2	$(18.1)	$(4.9)	$(13.1)	$(62.3)	(54.0)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	5.6	22.9	5.1	0.4	0.2	0.3	1.2	0.1	35.7
Depreciation and amortization (included in cost of revenue)	5.3	—	—	—	—	—	—	—	5.3
Amortization of equity method fair value adjustment at acquisition	—	(1.6)	—	—	—	—	—	—	(1.6)
Asset impairment expense	—	—	—	—	—		1.8	—	1.8
(Gain) loss on sale or disposal of assets	0.3	(3.5)	0.2	0.2	—	—	—	—	(2.8)
Lease termination costs	—	0.2	—	—	—	—	—	—	0.3
Interest expense	1.0	4.4	1.2	—	—	2.0	2.4	44.1	55.1
Gain on contingent consideration	—	—	—	—	—	—	—	(11.4)	(11.4)
Other (income) expense, net	—	2.7	1.5	0.1	—	—	6.5	(0.1)	10.7
Foreign currency gain (included in cost of revenue)	—	(0.1)	—	—	—	—	—	—	(0.1)
Income tax (benefit) expense	10.7	0.2	(4.2)	—	(0.8)	(1.8)	0.7	(10.2)	(5.5)
Noncontrolling interest	1.9	0.3	(0.7)	—	(3.9)	0.8	(2.0)	—	(3.6)
Bonus to be settled in equity	—	—	—	—	—	—	—	4.1	4.1
Share-based payment expense	—	1.5	0.4	—	0.3	0.2	0.1	2.8	5.2
Non-recurring items	—	—	—	—	—	—	—	—	—
Acquisition and disposition costs	3.3	1.8	—	—	—	2.6	—	3.8	11.5
Adjusted EBITDA	$51.6	$44.0	$2.9	$6.9	$(22.4)	$(0.8)	$(2.3)	$(29.2)	$50.8

Total Core Operating Subsidiaries	$105.5
Numbers may not foot due to rounding

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED OPERATING INCOME ("INSURANCE AOI")
(in millions)

The table below shows the adjustments made to the reported Net income (loss) of the Insurance segment to calculate Insurance AOI and Pre-tax Insurance AOI for the three months and full year ended December 31, 2018 and 2017, respectively:

	Three Months Ended December 31,			Years Ended December 31,
	2018	2017	2018 compared to 2017	2018	2017	2018 compared to 2017
Net income (loss) - Insurance segment	$22.4	$3.4	$19.0	$165.2	$7.1	$158.1
Effect of investment (gains)	21.5	(2.1)	23.6	(5.6)	(5.0)	(0.6)
Asset impairment	—	—	—	—	3.4	(3.4)
Bargain Purchase Gain	(6.3)	—	(6.3)	(115.4)	—	(115.4)
Reinsurance Gain	(29.2)	—	(29.2)	(47.0)	—	(47.0)
Acquisition costs	0.3	1.4	(1.1)	2.8	2.5	0.3
Insurance AOI	$8.7	$2.6	$6.1	$—	$8.0	$(8.0)
Income tax expense	0.6	1.0	(0.4)	0.6	16.2	(15.6)
Pre-tax Insurance AOI	$9.3	$3.6	$5.7	$0.6	$24.2	$(23.6)
Numbers may not foot due to rounding

1) The Insurance segment revenues are inclusive of mark-to-market adjustments recorded on equity securities in accordance with ASU 2016-01. Certain of these adjustments related to consolidated subsidiaries are eliminated and others are reclassified to Other income (expenses), net in consolidation.